Exhibit 16.1

October 23, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read the section titled “Changes in and Disagreements with First Capital’s Accountants on Accounting and Financial Disclosure” within the section titled “Information About First Capital Bancorp, Inc.” of Park Sterling Corporation’s registration statement on Form S-4, which we understand will be filed with the Securities and Exchange Commission on October 23, 2015.

We agree with the statements made in “Dismissal of Cherry Bekaert LLP” of such section. We have no basis on which to agree or disagree with the statements made in “Engagement of BDO USA LLP” of such section.

Sincerely,

/s/ Cherry Bekaert LLP

Cherry Bekaert LLP

Richmond, Virginia